Exhibit 99.1.


           U. S. STEEL GROUP SEES RESULTS IMPROVED OVER FIRST QUARTER

          PITTSBURGH, July 13 - Responding to recent inquiries, USX Corporation's U. S. Steel Group (NYSE: X) said second quarter earnings before interest, income tax, depreciation and amortization (EBITDA) are expected to be approximately $50 million to $60 million, based on revenues of approximately $1.7 billion. This compares with a negative EBITDA of ($28) million on revenues of $1.5 billion in the first quarter of 2001. The foregoing includes net pension credits of approximately $35 million in the second quarter and $41 million in the first quarter.
          Commenting on the current range of analysts' expectations as reported by First Call (a loss of $1.06 to a loss of $0.50 per share with an average loss of $0.72), the company said it expects to be nearer the $0.50 loss.
          The company's domestic steel shipments in the second quarter were 2.6 million tons, a 10 percent improvement over first quarter levels. Shipments from U. S. Steel Kosice were 1.1 million tons, over 40 percent higher than the first quarter.
          USX Corporation's U. S. Steel Group quarterly financial results are expected to be announced on Monday, July 23, 2001.

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          EBITDA is an analytical tool used by some persons in evaluating investments; it does not comprehend all of the information contained in full financial statements and investors are cautioned that this non-included information also may be relevant when deciding to purchase, hold or sell securities.
          This press release contains "forward looking statements" within the meaning of the Securities Litigation Reform Act of 1995 which are based on (1) a number of assumptions made by management and (2) information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other facts, that could cause actual results to
differ materially from such statements.   In accordance with "safe harbor"
provisions of the Private Securities Litigation Reform Act of 1995, USX has included in Form 10-K for the year ended December 31, 2000 and in its subsequent filings cautionary statements identifying important factors, but not necessarily all factors, that could cause actual results to differ materially from those set forth in the forward-looking statements.